Exhibit 10.22

LOAN AGREEMENT

by and between

IIT PORTLAND PORTFOLIO – AIRPORT CENTER LLC,

a Delaware limited liability company,

and

ING USA ANNUITY AND LIFE INSURANCE COMPANY,

an Iowa corporation

Dated as of September 30, 2010

LOAN AGREEMENT

THIS AGREEMENT is made and entered into as of September 30, 2010 by and between IIT PORTLAND PORTFOLIO – AIRPORT CENTER LLC, a Delaware limited liability company (“Borrower”), and ING USA ANNUITY AND LIFE INSURANCE COMPANY, an Iowa corporation (“Lender”).

WITNESSETH:

WHEREAS, Borrower, has requested that Lender make that certain loan (the “Loan”) to Borrower in the aggregate principal amount of $3,537,960.00; and

WHEREAS, Lender is willing to make the Loan to Borrower on the terms and subject to the conditions and requirements set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the indicated meanings as set forth below:

“Affiliate” shall mean any corporation, limited liability company, partnership or other entity which is controlling of, controlled by or under common control with Borrower.

“Affiliate Entities” shall mean, collectively, IIT Portland Portfolio – Airport Park LLC, a Delaware limited liability company, and IIT Bell Gardens Portfolio I LP, a Delaware limited partnership.

“Affiliate Loans” shall mean, collectively, those certain loans Lender made to the Affiliate Entities of even date herewith, which Affiliate Loans, together with the Loan, are in the original aggregate principal amount of $26,600,000.00.

“Affiliate Notes” shall mean, collectively, those certain promissory notes executed by the Affiliate Entities and payable to the order of Lender as evidence of the Affiliate Loans, and any extension, renewal, modification or replacement thereof or therefor.

“Affiliate Properties” shall mean, collectively, the Properties, including the land and all improvements, fixtures and related personal property located thereon, listed on Exhibit “B”, and as more particularly described as “Premises” in the deeds of trust executed this date by the Affiliate Entities in favor of Lender, to be recorded in the real estate records of the counties where the Affiliate Properties are located.

“Agreement” shall mean this Loan Agreement, as amended, supplemented or modified from time to time.

“Applicable Prepayment Premium” shall have the meaning provided in Section 3.07(j).

“Assignment of Management Agreement” shall mean the Assignment, Consent and Subordination Regarding Management Agreement executed this date by Borrower in favor of Lender, and any modifications or replacements thereof or therefor.

“Assignments of Rents and Leases” shall mean, collectively, the Assignment of Rents and Leases (First Priority) executed this date by Borrower in favor of Lender and the Second Assignment of Rents and Leases executed this date by Borrower in favor of Lender, and any extensions, renewals, modifications or replacements thereof or therefor.

“Borrower” shall have the meaning given such term in the preamble to this Agreement and shall include its successors and assigns.

“Borrower Guaranties” shall mean, collectively, the Limited Guaranties executed this date by Borrower and Affiliates of Borrower in favor of Lender guaranteeing the Affiliate Loans, and any extensions, renewals, modifications or replacements thereof or therefor.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banks in Atlanta, Georgia are customarily closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean any and all of the property which is granted, pledged or assigned to Lender or in which Lender is otherwise granted a Lien to secure the obligations pursuant to any and all of the Security Documents.

“Default” shall mean any condition or event which, with notice or lapse of time or both, would constitute an Event of Default.

“Environmental Indemnification Agreement” shall mean the Environmental Indemnification Agreement executed this date by Borrower and Industrial Income Operating Partnership LP, a Delaware limited partnership, in favor of Lender, and any extensions, renewals, modifications or replacements thereof or therefor.

“Event of Default” shall have the meaning provided in Article VII hereof.

“Improvements” shall mean all improvements constructed on the Land.

“Land” shall mean, collectively, all of the real property described and defined as “Land” in the Security Instruments.

“Leases” shall have the meaning given such term in the Security Instruments.

“Lender” shall have the meaning given such term in the preamble to this Agreement and shall include such Persons’ successors and assigns.

“Lien” shall mean any mortgage, deed to secure debt, deed of trust, pledge, security interest, security deposit, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

“Loan” shall have the meaning given such term in the preamble to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Documents, and any other certificates or written undertakings of Borrower or guarantors in favor of Lender delivered contemporaneously with the delivery of this Agreement, other than the Environmental Indemnification Agreement.

“Material Adverse Effect” shall mean a material adverse effect upon, or a material adverse change in, any of the (i) results of operations, properties, or financial condition of Borrower, (ii) validity, binding effect or enforceability of any Loan Document or the Environmental Indemnification Agreement, or (iii) ability of Borrower to perform its payment obligations or other Obligations under the Loan Documents or the Environmental Indemnification Agreement.

“Mortgage” shall mean the Line of Credit Deed of Trust, Security Agreement, Financing Statement and Fixture Filing (First Priority) executed this date by Borrower in favor of Lender, to be recorded in the real estate records of the county where the Property is located, and any extensions, renewals, modifications or replacements thereof or therefor.

“Note” shall mean the Promissory Note executed by Borrower and payable to the order of Lender as evidence of the Loan, and any extension, renewal, modification or replacement thereof or therefor.

“Obligations” shall mean, collectively, all amounts now or hereafter owing to Lender by Borrower pursuant to the terms of or as a result of this Agreement, the Note, or any other Loan Documents or the Environmental Indemnification Agreement, including without limitation, the unpaid principal balance of the Loan and all interest, fees, expenses and other charges relating thereto or accruing thereon, as well as any and all other indebtedness, liabilities, covenants, duties and obligations of Borrower, whether direct or indirect, absolute or contingent, or liquidated or unliquidated, monetary or non-monetary, which may be now existing or may hereafter arise under or as a result of any of the Loan Documents, the Environmental Indemnification Agreement, the Borrower Guaranties, and together with any and all renewals, extensions, or modifications of any of the foregoing.

“Person” shall mean any individual, partnership, limited partnership, limited liability company, firm, corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

“Pooled Loans” shall mean, collectively, the Loan and the Affiliate Loans.

“Pooled Notes” shall mean, collectively, the Note and the Affiliate Notes.

“Pooled Properties” shall mean, collectively, the Property and the Affiliate Properties.

“Prepayment Premium” shall have the meaning given to such term in the Note.

“Property” shall mean, collectively, the property, including the land and all improvements, fixtures and related personal property located thereon, listed on Exhibit “A”, and as more particularly described as “Premises” in the Security Instruments. The Property includes the Land and the Improvements.

“Requirements” shall have the meaning given such term in Section 4.12 hereof.

“Second Assignment of Rents and Leases” shall mean, the Assignment of Rents and Leases (Second Priority) executed this date by Borrower in favor of Lender, and any modifications or replacements thereof or therefor, which secures, in part, the obligations under the Borrower Guaranties and which shall be junior and subordinate to the Assignment of Rents and Leases (First Priority) executed this date by Borrower in favor of Lender.

“Second Mortgage” shall mean the Line of Credit Deed of Trust, Security Agreement, Financing Statement and Fixture Filing (Second Priority) executed this date by Borrower in favor of Lender, to be recorded in the real estate records of the county where the Property is located, and any extensions, renewals, modifications or replacements thereof or therefor, which secures, in part, the obligations under the Borrower Guaranties and which shall be junior and subordinate to the Mortgage.

“Second Security Instruments” shall mean, collectively, the Second Mortgage, the Second Assignment of Rents, and the UCC Financing Statements, executed this date by Borrower in favor of Lender, to be recorded in the real estate records of the county where the Property is located, and any extensions, renewals, modifications or replacements thereof or therefor, which secure, in part, the obligations under the Borrower Guaranties.

“Security Documents” shall mean, collectively, the Security Instruments, the Assignment of Management Agreement, the Borrower Guaranties, and each other affidavit, certificate, security, deed of trust, mortgage, assignment, financing statements or other collateral document, whether now existing or hereafter executed and delivered in connection with, or securing any or all of, the Obligations.

“Security Instruments” shall mean, collectively, the Mortgage, the Assignment of Rents and Leases (First Priority), the UCC Financing Statements, the Second Security Instruments, and other security instruments executed this date by Borrower in favor of Lender, to be recorded in the real estate records of the county where the Property is located, and any extensions, renewals, modifications or replacements thereof or therefor.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature relating to the Property, now or hereafter imposed or levied by the United States of America, or any state or local government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto other than taxes on the income of Lender.

Section 1.02 Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. Any pronoun used herein shall be deemed to cover all genders and all singular terms used herein shall include the plural and vice versa. Unless otherwise expressly indicated herein, all references herein to a period of time which runs “from” or “through” a particular date shall be deemed to include such date, and all references herein to a period of time which runs “to” or “until” a particular date shall be deemed to exclude such date.

ARTICLE II

LOANS

Section 2.01 Disbursement. Subject to the terms and conditions of this Agreement, Lender agrees to advance to Borrower the Loan.

Section 2.02 Note; Repayment of Principal and Interest. Borrower’s obligations to pay to Lender the principal of and interest on the Loan shall be evidenced by the records of Lender and by the Note. The Loan shall bear interest at the rate or rates per annum specified in the Note and such interest shall be calculated and shall be paid and shall accrue in the manner specified in the Note.

ARTICLE III

GENERAL TERMS

Section 3.01 Fees. In consideration of Lender’s entering into this Agreement and making the Loan hereunder, Borrower agrees to pay (from deposits previously delivered to Lender) to Lender, on the date of the funding of the Loan hereunder, a processing fee in the amount set forth in the Application Letter, as may be amended from time to time, which processing fee shall be deemed fully earned upon Lender’s execution and delivery of this Agreement and the funding of the Loan.

Section 3.02 Payments, Prepayments and Computations. Except as may be otherwise specifically provided herein, all payments by Borrower with respect to the Loan or any other Obligations under this Agreement or any of the other Loan Documents or the Environmental Indemnification Agreement shall be made without defense, set-off or counterclaim to Lender not later than 2:00 p.m. (Eastern Time) on the date when due and shall be made in lawful money of the United States of America in immediately available funds. Any payment received by Lender on a non-Business Day or after 2:00 p.m. (Eastern Time) on any Business Day shall be deemed received by Lender at the opening of its business on the next Business Day. Whenever any payment to be made hereunder or under the Note or any of the other Loan Documents or the Environmental Indemnification Agreement shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension. Interest shall be calculated on the basis of a year consisting of 360 days and with twelve thirty-day months, except that interest due and payable for less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily interest rate based on a 360-day year. The Loan may not be prepaid in whole or in part except as specifically provided in the Note or this Agreement specifically Section 3.07.

Section 3.03 Collateral. The Obligations shall be secured pursuant to any or all Security Documents. Borrower also shall execute or deliver (or cause to be executed and delivered) any and all financing statements and such other documents as Lender may reasonably request from time to time in order to perfect or maintain the perfection of Lender’s Liens under such Security Documents.

Section 3.04 Agreements Regarding Interest and Other Charges. Borrower and Lender hereby agree that the only charges imposed or to be imposed by Lender upon Borrower for the use of money in connection with the Loan is and will be the interest required to be paid under the provisions of this Agreement as well as the related provisions of the Note. In no event shall the amount of interest due and payable under this Agreement, the Note or any of the other Loan Documents or the Environmental Indemnification Agreement exceed the maximum rate of interest allowed by applicable law. It is the express intent hereof that Borrower not pay and Lender not receive, directly or indirectly or in any manner, interest in excess of that which may be lawfully paid under applicable law. Any and all charges, fees, and other amounts payable hereunder not identified as “interest” are not intended, and shall not be deemed, to be interest. All interest, and all other charges, fees or other amounts deemed to be interest notwithstanding the preceding sentence, which are paid or agreed to be paid to Lender under this Agreement, the Note or any of the other Loan Documents shall, to the maximum extent permitted by applicable law, be amortized, allocated and spread on a pro rata basis throughout the entire actual term of the Loan (including any extension or renewal period), or at Lender’s election and to the extent permitted by applicable law, credited as a payment of principal (without any Prepayment Premium).

Section 3.05 Reserved.

Section 3.06 Cross-Default/Cross-Collateralization. As additional security for the Loan, the terms of the Security Instruments shall provide for the cross-collateralization and cross-default of the Pooled Loans. The Security Instruments provide, without limitation, that upon the occurrence of an event of default under the terms and conditions of any of the Pooled Loans, Lender shall be entitled to exercise any and all remedies under any Security Instrument and/or mortgages, deeds to secure debt, or deeds of trust securing the Pooled Loans, including but not limited to, accelerating each of the Pooled Notes and conducting a foreclosure sale on any one or more of the Pooled Properties. Lender has elected to structure such cross-collateralization and cross default in the following manner:

(a) Borrower shall execute and deliver the Loan Documents required hereunder (including the Security Instruments) and the Environmental Indemnification Agreement;

(b) Borrower shall execute and deliver the Borrower Guaranties, on a non-recourse basis, which guaranties will be secured by the Second Security Instruments;

(c) Upon an Event of Default under any of the Pooled Loans, Lender may elect to proceed to foreclose under any of the Security Instruments or the mortgages, deeds to secure debt, deeds of trust securing the Affiliate Loans or any guaranties relating thereto in such order as it may elect in its sole discretion;

(d) Any release of all or any portion of the Property under the Mortgage as provided in Section 3.07 herein shall be accomplished with a simultaneous release of the same property under the Second Mortgage, subject to satisfaction of the requirements in Section 3.07 herein;

(e) Lender shall not be required to accept prepayment of the Loan or any of the other Pooled Loans pursuant to the prepayment provisions of the Note or the respective Affiliate Notes (with applicable Prepayment Premium) without a simultaneous prepayment in full of the other Pooled Loans pursuant to the Note or the Affiliate Notes, respectively; provided, however, that Borrower may prepay the Loan pursuant to the Property Release Privilege in Section 3.07 hereof without the simultaneous prepayment in full of the other Pooled Loans; and

(f) Any transfer pursuant to Section 30 [Due on Sale] of the Mortgage shall be subject to the cross-collateralization and cross default provisions herein, including the Borrower Guaranties and the Second Security Instruments. Any transferee under such Section must assume all obligations under such cross-collateralization and cross default provisions.

Section 3.07 Property Release Privilege. Provided no Event of Default exists, Borrower shall be allowed, subsequent to the Lockout Period (as that term is defined in the Note), to partially prepay the Loan, upon thirty (30) days prior written notice to Lender (“Release Request”), and to thereby obtain a partial release of the Mortgage and Second Mortgage (and ancillary Security Instruments) for any Subgroup (as designated below) of parcel(s) of Property securing the Loan and the Second Mortgage securing the Affiliate Loans (the “Release Privilege”) subject to the following conditions:

(a) The total principal amount of the Pooled Loans is hereby allocated by Lender to each Subgroup of the Pooled Properties in the following initial amounts (“Principal Allocation”) and in the following percentages the total Loan amount (“Allocation Percentage”):

PROPERTY		PRINCIPAL ALLOCATION	ALLOCATION PERCENTAGE (Rounded)
IIT Portland Portfolio – Airport Park LLC

Subgroup 1:
(1)	6105-6113 NE 92nd Drive
(2)	6035 NE 92nd Drive
(3)	6031 NE 92nd Drive

(4)	6221-6241 NE 92nd Drive
(5)	8727 NE Marx Drive
(6)	8911 NE Marx Drive
(7)	8933 NE Marx Drive
	Subgroup 1 Total	$8,449,076.00	31.7634436%

Subgroup 2:
(8)	11632 NE Ainsworth Circle
	Subgroup 2 Total	$5,262,964.00	19.7855789%

IIT Portland Portfolio – Airport Center LLC
Subgroup 3:
(9)	5835 NE 122nd Avenue
(10)	12130 Ainsworth Circle
(11)	5509 NE 122nd Avenue
(12)	5541 NE 122nd Avenue
	Subgroup 3 Total	$3,078,601.00	11.5736880%

Subgroup 4:
(13)	5962-5964 NE 87th Avenue
	Subgroup 4 Total	$459,359.00	1.7269135%

IIT Bell Gardens Portfolio I LP
Subgroup 5:
(14)	8429 & 8433 Eastern Avenue, Bell Gardens, CA
(15)	8435 Eastern Avenue, Bell Gardens, CA
(16)	8457 Eastern Avenue, Bell Gardens, CA
	Subgroup 5 Total	$9,350,000.00	35.1503759%

	TOTAL	$26,600,000.00	100.00%

(b) Promptly following Lender’s receipt of a Release Request, Lender shall determine the release price (the “Release Price”) payable for the Subgroup described in the Release Request, which shall be an amount equal to one hundred fifteen percent (115%) of the then remaining Principal Allocation for such Subgroup based upon the Allocation Percentage for such Subgroup multiplied by the then outstanding aggregate principal balance of the Pooled Loans (“Amortized Pooled Loans Principal Balance”). The amount obtained by multiplying the Amortized Pooled Loans Principal Balance by the Allocation Percentage shall hereinafter be referred to as the “Property Payoff Amount.” This would be a par payoff amount. The difference obtained by subtracting the Property Payoff Amount from the Release Price (i.e. the excess portion of the Release Price above par, attributable to the Release Factor exceeding 100%) shall hereinafter be referred to as the “Cross Paydown Amount.” For example, if Borrower submitted a request for a release of Subgroup 1 in accordance with the conditions herein set forth, the calculation would be as follows:

(i)	Release Price	=	115%	×	Property Payoff Amount

		and

(ii)	Property Payoff Amount	=	31.7634436%	×	Amortized Pooled Loans Principal Balance

(iii)	Assuming an aggregate principal balance of $26,600,000, the Property (1) release price would be calculated as:

	1.15	×	0.317634436	×	$26,600,000 = $9,716,437.40

(c) Borrower shall pay all accrued and unpaid interest on the outstanding principal balance of the Note due as of the date of such release;

(d) In addition to the Release Price, Borrower also shall pay to Lender, simultaneously with the Release Price, the Prepayment Premium on such Release Price (but no Prepayment Premium will be applied to the Cross Paydown Amount portion of the Release Price);

(e) Lender shall apply the Release Price first to the payment of the Loan, and then Lender shall have the right to apply the Cross Paydown portion of the Release Price to the Loan or the Affiliate Loans in such manner as Lender may determine in its sole discretion;

(f) After Lender has applied the Release Price to the Loan, Lender shall redetermine and reallocate the Allocation Percentages and redetermine the Principal Allocations for the remaining Pooled Properties, in its sole discretion, and shall advise Borrower in writing within thirty (30) days of receipt of the Release Request as to the amounts of the reallocated Allocation Percentages and Principal Allocations;

(g) After the Lender has applied the Release Price to the Loan and the Affiliate Loans, Borrower shall enter into a release and modification instrument prepared by Lender’s counsel in form and substance satisfactory to Lender (“Modification”) which releases the subject Subgroup from the Mortgage and Second Mortgage and modifies the Loan and/or Affiliate Loan(s) to which the Cross Paydown amount was applied to reflect the partial paydown on such loan and to re-amortize the Loan and/or Affiliate Loan(s) over the then remaining amortization period thereunder. If required by Lender, the Modification shall be recorded in the real estate records for the Property and Affiliate Property;

(h) Borrower shall pay all costs, fees and expenses associated with the Release Privilege, including without limitation, one hundred percent (100%) of all reasonable attorneys’ fees and expenses incurred by or on behalf of Lender in connection therewith, title endorsements, recording charges and all such sums shall be due and payable on the date of closing and delivery of the release documentation by Lender;

(i) Lender shall receive, at Borrower’s expense, a title date down endorsement to the policy for the Loan and Affiliate Loans bringing forward the effective date through the date and time of recording of the Modification, continuing forward the coverage and endorsements from closing and containing no new exceptions since closing of the Loan and Affiliate Loans other than those expressly permitted in the Loan Documents. No Loan or Affiliate Loans to which the Cross Paydown is applied shall be re-amortized if no date down endorsement is available in the state in which that collateral property is located;

(j) To the extent not already existing, Borrower shall have created easements for utilities, signage, drainage, parking, ingress and egress and other appropriate purposes in, on and over any released parcel for the benefit of any adjoining remaining parcels to the extent deemed necessary by Lender for the Property released and remaining Property to effectively operate separately and such easements shall be insured as appurtenances in Lender’s loan policy via the endorsement required in Section 3.07(i). The required easements shall include, without limitation, parking sufficient to meet all tenant lease requirements for tenants of the remaining tract;

(k) The Aggregate Project Yield (as hereinafter defined) for the combined Pooled Loans after the release shall not fall below 14%, or one or more of the Pooled Loans shall be paid down concurrently with the release in an amount sufficient to cause such requirement to be met, together with payment of any then Applicable Prepayment Premium (as hereinafter defined) calculated as to the excess amount above the Release Price being prepaid only. As used herein, “Aggregate Project Yield” shall mean the aggregate Net Operating Income (as defined in the Mortgage) for all Affiliate Properties which secure the unpaid Affiliate Loans divided by the aggregate outstanding principal balance of the Affiliate Notes. “Applicable Prepayment Premium” shall mean the prepayment premium calculated using the same methodology as the Prepayment Premium (as defined in the Note) except that the Applicable Prepayment Premium shall not be based on a full prepayment, as contemplated in the Note, but shall be calculated only on the amount of principal so prepaid (and no Prepayment Premium will be applied to the Cross Paydown Amount); and

(l) Borrower shall not request a release of Pooled Properties in total that reduce the outstanding principal balance of the Pooled Loans after the releases to less than $9,350,000 in the aggregate without paying the Pooled Loans in full subject to the terms and conditions in the Loan Documents.

Section 3.08 Substitution of Loan. Notwithstanding any prepayment provisions in the Loan Documents, the provisions of Section 3.07 of this Agreement and Paragraph 30 of the Mortgage to the contrary, Borrower may request that Lender permit Borrower to prepay the Loan in full or in part (subject to the terms of Section 3.07 herein) at par from the proceeds of a substitute first mortgage loan (“Substitute Loan”) to be funded by Lender to Borrower and secured by a substitute property owned in fee simple as provided below (which was not previously a property securing the Loan) (each a “Substitute Property”) and to obtain a release of the Property from the Security Documents upon and subject to the following terms and conditions (“Substitution”):

(a) Borrower must submit a written request (“Substitution Request”) to Lender for the proposed Substitute Loan identifying the proposed Substitute Property at least sixty (60) days prior to the proposed closing date for the Substitution. Lender shall evaluate the request for the proposed Substitute Loan and the proposed Substitute Property in its sole discretion pursuant to its then customary underwriting and pricing criteria. The amount of the Substitute Loan requested must be at least the amount of the unpaid principal balance of the Loan, or if the Substitute Loan is a lesser amount, the difference shall be subject to payment of any Prepayment Premium, then applicable, calculated as to the excess amount being prepaid only. Lender may review such items as it may require in its sole discretion, including, but not limited to, location, occupancy, lease term, rollover, tenant exposure, and tenant’s credit.

(b) The owner of the Substitute Property (and borrower under the Substitute Loan) must be either (1) the Borrower (such that the Substitute Property is owned 100% by the same borrower entity as owned the Property at the time immediately prior to closing of the Substitution), or (2) a single asset affiliate of Borrower having the identical beneficial ownership structure and management control as the Borrower.

(c) The Substitute Property must be of the same nature and character as the Property, which must be an industrial building. Under no circumstances shall Lender permit any special purpose properties (for example, hotels, motels, mobile home parks, health or senior care facilities). The Substitute Property must be located in the continental United States.

(d) Lender in its sole discretion shall acknowledge within ten (10) business days of the Lender’s receipt of the Substitution Request whether the proposed Substitute Property appears to be acceptable to permit the Substitution based on the requirements herein. If in the Lender’s sole discretion it is determined that the proposed Substitute Property is equal to or greater in quality than the Property, then Lender, through its then loan correspondent/servicer, will process the Borrower’s formal request to make the Substitute Loan. The proposal will be reviewed by and presented to Lender’s and ING Investment Management LLC’s investment review committee pursuant to each of their then current commercial mortgage loan policies, practices, standards and procedures for approval in their sole and absolute discretion. If the investment review committee approves the formal request for Substitute Loan and Substitute Property, the Substitution will be subject to the other conditions outlined herein.

(e) No more than two (2) Substitution Requests shall be considered and closed during the entire term of the Loan or Substitute Loan and no more than one (1) Substitution Request shall be considered during any October 1 through September 30 period.

(f) Borrower shall pay a processing fee equal to $50,000 (“Processing Fee”) and be payable to Lender ($25,000) and to Lender’s loan correspondent/servicer ($25,000) at closing of each and every approved Substitution. A substitution deposit of $10,000 (“Substitution Deposit”) shall be required with submission of the Substitution Request, which deposit shall be applied to the Processing Fee at closing of the Substitution and to be returned if Lender does not approve the Substitute Property. The Substitution Deposit and Processing Fee contemplated by this subsection are in addition to outside counsel attorneys’ fees and expenses incurred in the preparation, negotiation, documentation, due diligence review and closing of such Substitution.

(g) All improvements on the Substitute Property shall have been completed in a good and workmanlike manner and in compliance, in all material respects, with all applicable governmental requirements prior to closing of the Substitution. The Substitute Property must be lien free and all land, improvements and personal property paid for in full.

(h) The appraised fair market “As Is” value of the Substitute Property shall be equal to or greater than the original appraised value of the Property as set forth in the appraisal delivered to Lender in connection with the closing of the Loan. The fair market “As Is” value of the Property and Substitute Property shall be determined by a firm of appraisers selected by Borrower and approved by the Lender, based on an MAI appraisal satisfactory to Lender, dated not more than ninety (90) days prior to the closing of the Substitution Loan. All costs of such appraisals shall be paid by the Borrower on or prior to the closing of the Substitution Loan.

(i) The Substitution Property Yield (as defined below) relating to the Substitute Property (based upon the trailing twelve (12) month financial results or such shorter period, as Lender deems appropriate, for a Substitute Property opened for less than one (1) year) shall equal or exceed the Project Yield relating (based upon the trailing twelve (12) month financial results or such shorter period, as Lender reasonably deems appropriate, for any Substitute Property opened for less than one (1) year) to the Property. As used herein “Substitution Property Yield” shall mean the actual Net Operating Income divided by the original principal balance of the Substitute Loan.

(j) Lender’s outside counsel shall prepare and Borrower (or the new borrower permitted in Section 3.08 (b) herein) shall execute a new note, deed of trust, mortgage, assignment of rents and leases, loan agreement, environmental indemnities, tax and insurance escrows, borrower’s certificate, and all other loan documents Lender shall deem appropriate, including, but not limited to, modification of the existing Loan Documents (all of which shall be substantially in the form of the applicable documents executed in connection with the Loan with such changes thereto as Lender reasonably deems appropriate to reflect the terms and circumstances of the Substitution Loan and Substitute Property) (collectively, the “Substitute Loan Documents”). The Substitute Loan Documents shall be cross-defaulted and cross-collateralized with the existing Loan Documents for the Loan and with the Affiliate Loans on the same basis as the original Property on the date of this Agreement.

(k) Borrower shall be required to supply for Lender’s review and approval due diligence materials prior to closing of the Substitution Loan including those items required for closing of the Loan, and such other materials as may then be customarily required as part of its then current commercial loan closing policies, procedures, standards and practices for properties of similar type and in similar locations as the Substitute Property, including, without limitation, a current as-built ALTA survey, proof of adequate insurance, title insurance in conformance with the requirements of the Loan, proof of compliance with governmental regulations, tenant estoppel certificates, and subordination, non-disturbance and attornment agreements. At the Borrowers’ sole cost and expense, Lender shall receive for review and approval all additional due diligence materials in any way relating to the Substitute Property, including but not limited to, an MAI appraisal, hazardous substance report, engineer report and seismic report as required by Lender in its sole discretion. The items listed in this section are not exhaustive.

(l) The Substitute Loan Documents, financing statements and other instruments required to perfect the liens in the Substitute Property and all collateral under such documents shall have been recorded, registered and filed (as applicable) in such manner as may be required by law to create a valid, perfected lien and security interest with respect to the Substitute Property and the personal property related thereto. The liens created by the Substitute Loan Documents shall be first liens and security interests on the Substitute Property and the personal property related thereto, subject only to such exceptions as Lender shall approve in its sole discretion. At closing of the Substitution Loan, the Borrower (or other new borrower permitted under Section 3.08(b) herein) shall have good and marketable title to the Substitute Property and good and valid title to any personal property located thereon or used in connection therewith, in each case satisfactory to the Lender. The title policies to the Affiliate Loans must also be endorsed to bring forward the effective date thereof through the dates and times of recording of the modification instruments and showing no new exceptions since the original Loan and Affiliate Loan closings unless approved by Lender in writing and continuing all coverage provided in the original loan title policies.

(m) Lender shall receive (1) a confirmation and reaffirmation of all Loan Documents by the Borrower for the other properties in the Loan, (2) a consent to such Substitution by any “Carve-Out” or other guarantors or indemnitors, if any, and (3) such other instruments and agreements and such certificates and opinions of counsel, in form and substance satisfactory to the Lender in connection with such Substitution as it may reasonably request.

(n) Borrower shall consider all implications for documentary stamp and intangible taxes on the Substitution and the Mortgage, the Second Security Instruments and the security instruments securing the Affiliate Loans that shall arise in connection with such Substitution. Lender shall require payment of all such documentary stamp and intangibles taxes required by law and authorities having jurisdiction as a condition of closing the Substitution and the corresponding loan modifications to the Loan and Affiliate Loans, regardless of whether the taxing authority imposes taxes duplicative of those incurred at the original closings.

(o) No default or Event of Default shall have occurred and be continuing hereunder or under any other Loan Documents for the Loan or Affiliate Loans on the date of Substitution Request or at closing of the Substitution.

(p) Lender shall be satisfied that no material adverse change in the financial condition, operations or prospects of Borrower and any guarantors of the Loan is occurring as of proposed Substitution date. Lender shall be entitled to request copies of financial statements and such other financial information as it shall reasonably require in order to assess the financial status of the Borrower (or new borrower as permitted pursuant to Section 3.08(b) herein) and to determine and/or estimate the solvency of such entity prior to and following the closing of the Substitution. Lender shall not be required to close a proposed Substitution in the event it reasonably determines that the Borrower (or new borrower permitted under Section 3.08(b) herein) is or, upon completion of the Substitution, may become insolvent within the meaning of the term under the federal bankruptcy code.

(q) The Borrower shall pay all reasonable out-of-pocket costs and expenses incurred in connection with any such Substitution and the reasonable out-of-pocket fees and expenses incurred by Lender, its outside counsel and its loan correspondent and loan servicer in connection therewith. Without limiting the generality of the foregoing, the Borrower shall, in connection with, and as a condition to, each Substitution, pay the reasonable fees and expenses of Lender’s counsel, the reasonable fees and expenses of Lender’s engineers, appraisers, construction consultants, insurance consultants and other due diligence consultants and contractors, recording charges, title insurance charges, and stamp and/or mortgage or similar taxes, transfer taxes.

(r) Notwithstanding the foregoing, Borrower may temporarily substitute an unconditional, irrevocable Letter of Credit (“LOC”) in the amount of the Release Price in lieu of providing Substitute Property in the event Borrower cannot find an acceptable Substitute Property. However, in no event can the loan to value (as reasonably determined by Lender) of the remaining collateral for Affiliate Loans, excluding the LOC exceed 75%. Borrower shall have 12 months from the date the Property is released as collateral for the Loan in which to find acceptable Substitute Property. If Borrower is unable to find acceptable Substitute Property within said 12 months, Lender shall have the right to apply the proceeds of the LOC to the outstanding Loan balance consistent with the Property Release Privilege provisions in Section 3.07 above and is subject to the applicable Prepayment Premium. Lender shall have the right to approve the terms of the LOC and the issuer thereof.

(s) Any portion of the Property involved in a Substitution will be released per “Subgroup” (as delineated in Section 3.07(a) herein) only and not on an individual property basis, unless such Subgroup contains only one property.

Section 3.09 Letter of Credit. In the event Lender requires or agrees to accept a letter of credit in satisfaction of any requirement herein, said letter of credit and any extension, renewal, or replacement thereof shall be an unconditional, irrevocable letter of credit issued by a bank approved by Lender and in substance and form acceptable to Lender. Said letter of credit shall not contain any conditions for its cashing beyond presentation by its authorized representative. Its term shall be for not less than three (3) months beyond the end of the time period, or any extension thereof, specified by Lender for satisfaction of such requirement.

Section 3.10 Prohibition on Dry Cleaners. Borrower shall not, during the term of the Pooled Loans, conduct or permit any tenant to conduct any dry cleaning operations on or at the Property other than pick-up and drop-off operations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants as of the date hereof to Lender as follows:

Section 4.01 Organization; Authorization; Valid and Binding Obligations. Borrower is a limited liability company duly organized and validly existing under the laws of the state of its incorporation or organization. Borrower is duly qualified and authorized to do business and is in good standing in all other states and jurisdictions where the ownership of property or the nature of the business transacted by it, makes such qualification necessary, including, without limitation, the state where the Property is located. Borrower has all requisite power and authority to execute and deliver the Loan Documents and the Environmental Indemnification Agreement, to perform its obligations under such Loan Documents and the Environmental Indemnification Agreement and to own its property and carry on its business. The Loan Documents and the Environmental Indemnification Agreement have been duly authorized by all requisite corporate, partnership or other action on the part of Borrower and duly executed and delivered by authorized officers, partners or other representatives (as the case may be) of Borrower. Each of the Loan Documents and the Environmental Indemnification Agreement constitutes a valid obligation of Borrower, legally binding upon and enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.02 Financial Statements.

Borrower covenants and agrees that it will keep and maintain books and records of account as required in Paragraph 25 of the Mortgage.

If Borrower omits to deliver, or to cause to be delivered, as required any report or statement required by this Section 4.02, and said omission is not cured by Borrower within thirty (30) days after written notice of such omission has been given by Lender to Borrower, Lender may elect, in addition to exercising any remedy for an Event of Default hereunder and as provided for in the Security Instruments, to make an audit of all books and records of Borrower including their respective bank accounts which in any way pertain to the Property, and, in such event, Borrower shall cause such books and records to be made available to Lender upon request, and to prepare the statement or statements which Borrower failed to procure and deliver. Such audit shall be made and such statement or statements shall be prepared by an independent certified public accountant to be selected by Lender. Borrower shall pay all reasonable expenses of the audit and other services, which expenses shall be secured by the Security Instruments as additional Indebtedness and shall be immediately due and payable with interest thereon at the Default Rate of interest as set forth in the Note and shall be secured by the Security Instruments.

Section 4.03 Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of Borrower, threatened against Borrower, the Property or any other properties, assets or rights of Borrower, by or before any court, arbitrator or administrative or governmental body which, if adversely determined, would have a Material Adverse Effect.

Section 4.04 Title to Land. The Land is free and clear of all liens and encumbrances, except for the Loan Documents and except as specifically set forth in the mortgagee title policy(ies) delivered to Lender in connection with the Loan.

Section 4.05 Taxes. Borrower has filed all federal, state and other income tax returns prior to the required filing date which, to the knowledge of Borrower, are required to be filed, and has paid all Taxes as shown on such returns and on all assessments received by it to the extent that such Taxes have become due, except such Taxes as are not due or which are being contested in accordance with the Mortgage.

Section 4.06 Conflicting Agreements and Other Matters. Neither the execution nor delivery of this Agreement, nor fulfillment of or compliance with the terms and provisions of this Agreement, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (other than any Lien arising under any Loan Document) upon the Property or any other properties or assets of Borrower, the charter or by-laws or other organizational documents of Borrower, any award of any arbitrator or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which Borrower, the Property or any other properties or assets of Borrower is subject.

Section 4.07 Governmental Consent. Except for any recording or filing which may be required by applicable law to perfect or maintain the perfection of Lender’s Liens in the Collateral, no consent, approval or authorization of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by Borrower of the Loan Documents or the Environmental Indemnification Agreement or the consummation of any of the transactions contemplated by the Loan Documents.

Section 4.08 Disclosure. Neither this Agreement nor any other document, certificate or statement prepared by Borrower and furnished to Lender in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not materially misleading.

Section 4.09 Organization Documents. Borrower has been formed, and is existing pursuant to the terms of (1) that Certificate of Formation filed with the Office of Secretary of State of Delaware, and (ii) that certain Limited Liability Company Agreement of Borrower, copies of which have been delivered by Borrower to Lender.

Section 4.10 Improvements. All certificates, permits and licenses required in connection with the ownership, operation and occupancy of the Property have been issued and are in full force and effect; provided that Borrower makes no representation as to business licenses or other licenses required with respect to the conduct of any tenants of the Property.

Section 4.11 No Default. The Loan Documents and the Environmental Indemnification Agreement have been complied with and are in full force and effect and no defaults or events of default exist thereunder; Borrower has no knowledge of any facts or circumstances, which with the giving of notice or passage of time (or both) would constitute a default or event of default thereunder, and all obligations and agreements required to be performed by Borrower thereunder have been performed.

Section 4.12 Compliance with Requirements. Except as disclosed in engineering or other consultant reports delivered to Lender prior to the date of this Agreement, to Borrower’s knowledge, the Improvements have been constructed free from faults and defects, and in all respects conform to and comply with all valid and applicable laws, ordinances, regulations and rules of all governmental entities having jurisdiction over, and all covenants, conditions, restrictions and reservations affecting the Land and the Improvements (the “Requirements”). Borrower has no knowledge of any noncompliance (either substantial or unsubstantial) of the Improvements with any of the applicable Requirements.

Section 4.13 Condition of Land and Improvements. Neither the Land nor the Improvements have been injured or damaged by fire or other casualty which has not been restored.

Section 4.14 Personalty. Except as otherwise expressly provided in the Leases, title to all goods, materials, supplies, equipment, machinery and other personal property and fixtures used in the operation or maintenance of the Property by Borrower, is vested in Borrower free and clear of all liens, encumbrances and security interests, other than the lien and security interest of the Security Instruments, and Borrower has not executed any security agreement, purchase order or other contract or agreement under which any person or other entity is granted or reserves the right to retain title to, remove or repossess any of such goods, materials, supplies, equipment, machinery or other personal property or fixtures.

Section 4.15 Zoning. Under the applicable zoning ordinance of each jurisdiction in which each parcel of Land is located, each parcel of Land is zoned in a zoning classification that permits the use of the Land and Improvements for all purposes as currently used, without any conditions other than with respect to which such conditions have been complied in full and without exception. Furthermore, to Borrower’s knowledge, in the event the Improvements were damaged or destroyed, the Improvements could be restored or reconstructed as they now exist without the requirement of any zoning variance or waiver.

Section 4.16 Restrictions. To Borrower’s knowledge, the Land is not subject to: (i) any use or occupancy restrictions, except those imposed by applicable zoning laws and regulations, except any such restrictions described in the mortgagee title policy(ies) delivered to Lender in connection with the Loan and those restrictions set forth in the Security Instruments; (ii) special taxes or assessments; (iii) utility tap-in fees, except those generally applicable throughout the tax districts in which the Land is located; or (iv) charges or restrictions, whether existing of record or arising by operation of law, unrecorded agreement, the passage of time or otherwise, except any such charges or restrictions described in the mortgagee title policy(ies) delivered to Lender in connection with the Loan.

Section 4.17 Status of Service Contracts. Borrower is not in default under any development, management, service or other agreements and contracts relating to the operation or management of the Property in a manner which could reasonably be expected to have a Material Adverse Effect; to Borrower’s knowledge there is no material default on the part of any other party to any of such contracts, there is no material default of Borrower under any such contracts or the existence of any facts or circumstances, which with the giving of notice or passage of time (or both), would constitute a material default under any of such contracts, which defaults could reasonably be expected to have a Material Adverse Effect. Such contracts have not been modified or amended in any material respect since the date true and correct copies of the same were delivered to Lender by Borrower. Borrower has not done or omitted to do any act so as to be estopped from exercising any of its rights under any of such contracts, and there is no assignment of any of Borrower’s rights under any of such contracts to any person or entity, other than Lender.

Section 4.18 Status of Leases. Borrower is not in default under any of the Leases, and to Borrower’s knowledge there is no default on the part of any other party to any Lease, which defaults could reasonably be expected to have a Material Adverse Effect. The Leases are legal, valid and binding agreements enforceable against Borrower and the tenants thereunder in accordance with their terms, and none of the Leases have been modified or amended in any material respect since the date true and correct copies of the same were delivered to Lender by Borrower. Borrower has not done or omitted to do any act so as to be estopped from exercising any of its rights under any of the Leases, and there is no assignment of any of Borrower’s right under any of such contracts to any person or entity other than Lender.

Section 4.19 Encroachments. To Borrower’s knowledge except as shown on those certain surveys previously delivered to Lender in connection with the Loan, there are no encroachments on the Land; there are no strips or gores within or affecting the boundaries of the Land; and all Improvements are situated entirely within the boundaries of the Land and within any applicable building lines.

Section 4.20 Access. To Borrower’s knowledge all streets and roads necessary for access to the Land have been completed, dedicated to public use and accepted for maintenance for all necessary governmental entities.

Section 4.21 Availability of Utilities. Except as set forth in that certain Certificate of Borrower executed and delivered in connection herewith, all utility facilities and services necessary for the full use, occupancy and operation of the Improvements are available to the Land through public or private easements or rights-of-way at the boundaries of the Land, including, without limitation, water, storm and sanitary sewer, electricity and telephone.

Section 4.22 Brokerage Commissions. All real estate and land brokerage commissions payable in connection with the acquisition of the Land, construction of the Improvements and the Loan, and all brokerage commissions or finders fees due and payable in connection with the current terms of any of the Leases (other than commissions payable in installments to the extent not yet due), have been paid in full, or will be paid in full upon the execution of this Agreement.

Section 4.23 Composition of Property. Subject to the matters disclosed in the title policies delivered to Lender in connection with the Loan, the Property includes all improvements and land, and other estates and rights (including, without limitation, any appurtenant easement rights and covenants and restrictions) which are necessary to allow for the continued use thereof as office/warehouse/industrial buildings, or other uses presently in effect as of the date of this Agreement, and as may be required by any of the Requirements, or to satisfy all tenant requirements under the Leases.

ARTICLE V

COVENANTS

For so long as this Agreement is in effect, and unless Lender expressly consents in writing to the contrary, Borrower covenants and agrees to comply with the following covenants:

Section 5.01 Operating Statements and Rent Roll. Borrower shall deliver to Lender operating statements and rent rolls as required in Paragraph 25 of the Mortgage.

Section 5.02 Books and Records. Borrower shall keep its books, records and accounts in accordance with accepted industry standards and as required hereunder and under the Loan Documents.

Section 5.03 Maintenance of Existence, Properties, Licenses, Etc. Except to the extent otherwise permitted hereby, Borrower will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the corporate, partnership or other legal existence of Borrower and the patents, trademarks, service marks, trade names, service names, copyrights, licenses, leases, permits, franchises and other rights, that continue to be useful in some material respect to the business of Borrower or to the operation of the Property by Borrower, and at all times maintain, preserve and protect all licenses, leases, permits, franchises and other rights that continue to be useful in some related in some material respect to the business of Borrower or to the operation of the Property by Borrower.

Section 5.04 Payment of Taxes and Claims. Borrower will pay and discharge or cause to be paid and discharged all Taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed or upon any part thereof, before the same shall become in default as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a Lien or charge upon such properties or any part thereof, provided that Borrower shall not be required to pay and discharge or cause to be paid and discharged any such Tax, assessment, charge, levy or claim so long as the validity thereof shall be timely contested in accordance with the Mortgage.

Section 5.05 Parking Requirements. At all times during the terms of the Pooled Loans, there shall be sufficient parking spaces to satisfy requirements of all Leases, parking or cross-parking agreements, and applicable zoning requirements and other Requirements.

Section 5.06 Expenses. Borrower shall pay all cost, fees, documentary stamp taxes, intangibles taxes and charges of closing of the Loan, including, without limitation, Lender’s attorneys’ fees, recording costs, environmental audit costs, survey and appraisal costs, title examination fees, and title insurance premiums.

Section 5.07 Indemnity. Borrower covenants and agrees to indemnify and hold Lender harmless from and against any and all claims for brokerage fees or commissions with respect to the making or consummation of the Loan, and all claims, actions, suits, proceedings, costs, expenses, losses, damages and liabilities of any kind, including but not limited to attorneys’ fees, expenses, penalties and interest, which may be asserted against or incurred by Lender by reason of any matter relating directly to the Loan, and arising out of the ownership, condition, development, construction, sale, rental or financing of the Property or any part thereof, other than (i) matters arising as a direct result of the gross negligence or willful misconduct of Lender, and (ii) matters arising from or after a foreclosure or deed in lieu of foreclosure of the Property which arise from acts or omissions of any party other than Borrower and Affiliates of Borrower. The foregoing indemnity shall survive the payment and performance of all Obligations to Lender under the Loan Documents, and should Lender incur any liability for or in defense of any of the foregoing matters, the amount thereof (and all costs, expenses and attorneys’ fees incurred by Lender in connection therewith) shall be added to the principal amount of the Loan and shall bear interest at the Default Rate (as defined in the Note) to the extent permitted by applicable law. Furthermore, Borrower covenants that, upon notice from Lender that any action or proceeding has been brought against Lender by reason of any such matters indemnified hereunder, Borrower shall promptly resist or defend such action or proceeding in a manner satisfactory to Lender at Borrower’s expense.

Section 5.08 Fiscal Year. Borrower shall not change its fiscal year except upon prior written notice to Lender.

Section 5.09 Estoppel Certificates. Borrower shall, from time to time, upon request by Lender, promptly execute, acknowledge and deliver to Lender a certificate of Borrower stating the amount of principal and interest then owing on the Obligations, whether or not any setoffs or defenses exist with respect to all or any part of the Obligations, and, if any such setoffs or defenses exist, stating in detail the specific facts relating to each such setoff or defense. Any such certificate may be relied upon by any prospective assignee of Lender.

Section 5.10 Replacement of Note. Upon receipt of notice from Lender of the loss, theft, destruction or mutilation of the Note, Borrower shall execute and deliver, in lieu thereof, a replacement note identical in form and substance to the Note and dated as of the date of the Note (except that such replacement note shall include a conspicuous legend referring to the original Note and stating that the replacement note is a replacement note for the original Note and does not evidence additional debt), and upon such execution and delivery all references in the Loan Documents and the Environmental Indemnification Agreement, or in the loan documents and the environmental indemnification agreements for the Affiliate Loans, to such Note so replaced shall be deemed to refer to such replacement note.

Section 5.11 Notification of Name Change; Location. Borrower shall furnish Lender with notice of any change in Borrower’s name or address or principal place of business within fifteen (15) days of the effective date of such change, and Borrower shall promptly execute any financing statements or other instruments deemed necessary by Lender to prevent any filed financing statement from becoming misleading or losing its perfected status.

Section 5.12 No Joint Venture. Neither the provisions of any of the Loan Documents or the Environmental Indemnification Agreement nor the acts of the parties thereto shall be construed to create a partnership or joint venture between Borrower and Lender.

Section 5.13 Loans by Partners and Affiliates. Borrower agrees that any loan or other advance heretofore or hereafter made to Borrower by a partner, member or any Affiliate shall be subordinate in all respects to the Loan, and Borrower agrees that, following any Event of Default, and until repayment of the Obligations, Borrower shall make no repayment to the partner, member or Affiliate of any such loan or advance.

ARTICLE VI

NO FURTHER DISBURSEMENTS

Section 6.01 No Further Disbursements. Borrower agrees that the Loan has been fully disbursed by Lender, that the outstanding principal balance of the Loan as of the date hereof is the full face amount of the Note, and that Lender shall have no further duty or obligation to make any additional advances or disbursements to Borrower under the Loan or otherwise.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. Each of the following events shall constitute an Event of Default under this Agreement:

(a) The occurrence of an event of default (after expiration of applicable notice or cure periods) under the Security Instruments or any of the other Loan Documents or the Environmental Indemnification Agreement.

(b) Should any Default occur in the performance or observance of any term, condition or provision contained in this Agreement which does not relate to the nonpayment of any monetary sum, which Default shall continue for thirty (30) days after Lender gives Borrower written notice thereof, provided, however, such thirty (30) day period shall be extended as reasonably necessary (but in no event for a period in excess of sixty (60) additional days) until the completion of such cure, so long as Borrower is diligently and with continuity of effort pursuing such cure and the Default is susceptible of cure within said additional period of sixty (60) days.

(c) Should any representation or warranty made by Borrower herein or in any of the other Loan Documents or the Environmental Indemnification Agreement be false or misleading in any material respect on the date as of which made (or deemed made).

(d) Should Borrower be terminated, liquidated, dissolved or otherwise cease to exist.

Section 7.02 Remedies. Upon the occurrence of an Event of Default, Lender may, in its discretion, exercise one or more of the following remedies:

(a) To accelerate the maturity of the Obligations and declare the entire unpaid principal balance of, and any unpaid interest then accrued on, the Note, together with any Prepayment Premium, without demand or notice of any kind to Borrower or any other Person, to be immediately due and payable.

(b) Take all, any or any combination of the actions Lender may take under any of the other Loan Documents or the Environmental Indemnification Agreement upon the occurrence of a default or an event of default thereunder, notwithstanding the fact that the event that is an Event of Default hereunder may not constitute a default or an event of default under any such other Loan Document or the Environmental Indemnification Agreement, including, without limitation acceleration of the Obligations evidenced by the Note and foreclosure and sale of the Land and the Improvements under the Security Instruments.

(c) Perform, or cause to be performed, any obligation, covenant or agreement that Borrower has failed to perform or comply with, and in such event all costs and expenses incurred by Lender in performing any such obligation, covenant or agreement shall be added to the Obligations and shall be secured by the Security Instruments, and shall bear interest at the Default Rate (as defined in the Note) from the date paid or incurred by Lender, and the interest thereon shall also be added to and become a part of the Obligations and shall be secured by the Security Instruments.

(d) Continue to act, with respect to Borrower and the Loan, as if no Event of Default had occurred, which continuance shall not be or be construed as a waiver of Lender’s rights; and assert the Event of Default and take any action provided for herein at any time after the occurrence and during the existence of the Event of Default.

(e) Proceed as authorized by law to obtain payment of the Loan.

(f) Take all, any, or any combination of the actions Lender may take under applicable law or equity subject to the limitations on liability of Borrower contained herein and in the Note and the Security Instruments.

No failure or delay on the part of Lender to exercise any right or remedy hereunder or under the Loan Documents or the Environmental Indemnification Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any further exercise thereof or the exercise of any further right or remedy hereunder or under the Loan Documents or the Environmental Indemnification Agreement. No exercise by Lender of any remedy under the other Loan Documents or the Environmental Indemnification Agreement shall operate as a limitation on any rights or remedies of Lender under this Agreement, except to the extent of moneys actually received by Lender under the other Loan Documents or the Environmental Indemnification Agreement.

Section 7.03 Costs and Expenses. All costs and expenses incurred by Lender in connection with any of the actions authorized in this Article, including without limitation attorneys’ fees, shall be and constitute a portion of the Loan, secured in the same manner and to the same extent as the Loan, even though such costs and expenses may cause the amount of the Loan to exceed the face amount of the Note. Whenever the terms of this Agreement require Borrower to pay attorneys’ fees of Lender, such obligation shall extend only to reasonable attorneys’ fees, without regard to statutory interpretations, actually incurred at normal hourly rates.

Section 7.04 Remedies Cumulative. The foregoing remedies are cumulative of, and in addition to, and not restrictive or in lieu of, the other remedies provided for herein and the remedies provided for or allowed by the other Loan Documents or the Environmental Indemnification Agreement, or provided for or allowed by law, or in equity.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Notices.

(a) All notices, demands, requests, and other communications desired or required to be given hereunder (“Notices”), shall be in writing and shall be given by: (i) hand delivery to the address for Notices; (ii) delivery by overnight courier service to the address for Notices; or (iii) sending the same by United States mail, postage prepaid, certified mail, return receipt requested, addressed to the address for Notices.

(b) All Notices shall be deemed given and effective upon the earlier to occur of (i) the hand delivery of such Notice to the address for Notices; (ii) one business day after the deposit of such Notice with an overnight courier service by the time deadline for next day delivery addressed to the address for Notices; or (iii) three business days after depositing the Notice in the United States mail as set forth in (a)(iii) above. All Notices shall be addressed to the following addresses:

Borrower:	IIT Portland Portfolio – Airport Center LLC
c/o Industrial Income Trust Inc.
518 17th Street, Suite 1700
Denver, Colorado 80202
Attention: Ms. Lainie P. Minnick

With a copy to:	Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202-4432
Attention: Ana Lazo Tenzer, Esq.

Lender:	ING USA Annuity and Life Insurance Company
c/o ING Investment Management LLC
5780 Powers Ferry Road, NW, Suite 300
Atlanta, Georgia 30327-4349
Attention: Mortgage Loan Servicing Department

and to:	ING Investment Management LLC
5780 Powers Ferry Road, NW, Suite 300
Atlanta, Georgia 30327-4349
Attention: Real Estate Law Department

With a copy to:	Bryan Cave LLP
One Atlantic Center
Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, Georgia 30309-3488
Attention: John R. Parks, Esq.

or to such other persons or at such other place as any party hereto may by Notice designate as a place for service of Notice; provided, however, that the “copy to” Notice to be given as set forth above is a courtesy copy only; and a Notice given to such person is not sufficient to effect giving a Notice to the principal party, nor does a failure to give such a courtesy copy of a Notice constitute a failure to give Notice to the principal party.

Section 8.02 No Waiver; Remedies Cumulative. No failure or delay on the part of Lender in exercising any right or remedy hereunder and no course of dealing between Borrower and Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under the Note preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Lender would otherwise have. No notice to or demand on Borrower not required hereunder or under any other Loan Document in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

Section 8.03 Successors and Assigns; Sale of Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors and permitted assigns of the parties hereto; provided that Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Lender, other than to the extent expressly permitted by the Security Instruments. Lender may sell or assign all or any part of Lender’s rights, title or interests hereunder and under the other Loan Documents or the Environmental Indemnification Agreement without the prior written consent of Borrower; provided, however that any such assignment shall not increase any of the obligations of Borrower under the Loan Documents or the Environmental Indemnification Agreement. In that event, such successor or assignee shall be entitled to all of the rights of Lender under the Loan Documents or the Environmental Indemnification Agreement.

Section 8.04 Modification. This Agreement shall not be modified or amended in any respect except by a written agreement executed by the parties in the same manner as this Agreement is executed.

Section 8.05 Time of Essence. Time is of the essence of this Agreement and each of the other Loan Documents and the Environmental Indemnification Agreement.

Section 8.06 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Oregon, without regard to principles of conflicts of laws thereof.

Section 8.07 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 8.08 Effectiveness; Survival.

(a) This Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and Lender shall have received the same.

(b) All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the other Loan Documents, the Environmental Indemnification Agreement, and such other agreements and documents, the making of the Loan hereunder and the execution and delivery of the Note, and shall terminate at such time as the Obligations have been paid and satisfied in full; provided, however, that the Environmental Indemnification Agreement shall remain in full force and effect in accordance with the terms thereof notwithstanding any payment and satisfaction of the Obligations.

Section 8.09 Severability. In case any provision in or Obligation under this Agreement or the other Loan Documents or the Environmental Indemnification Agreement shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 8.10 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 8.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 8.12 Termination of Agreement. At such time as all Obligations have been paid and satisfied in full, this Agreement shall terminate; provided however, that any and all indemnity obligations of Borrower to Lender arising hereunder or under any of the other Loan Documents, which are expressly stated to survive satisfaction of the Obligations shall survive the termination of this Agreement or such other Loan Documents, and provided further that all indemnity obligations under the Environmental Indemnification Agreement shall survive such payment and satisfaction of the Obligations as set forth in the Environmental Indemnification Agreement.

Section 8.13 Entire Agreement. This Agreement and the other Loan Documents and the Environmental Indemnification Agreement constitute the entire agreement between Borrower and Lender with respect to the Loan, the other Obligations and the Collateral and supersede all prior agreements, representations and understandings related to such subject matters.

Section 8.14 Jury Trial Waiver; Consent to Forum.

(a) TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNIFICATION AGREEMENTS OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

(b) BORROWER ALSO AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNIFICATION AGREEMENTS OR TO ENFORCE ANY JUDGMENT OBTAINED AGAINST BORROWER IN CONNECTION WITH THIS AGREEMENT OR SUCH OTHER LOAN DOCUMENT, MAY BE BROUGHT BY LENDER IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF THE STATE IN WHICH LENDER’S ADDRESS SHOWN ABOVE IS LOCATED, OR IN ANY ONE OR MORE OTHER STATE OR FEDERAL COURTS SITTING IN ANY COUNTY AND STATE IN WHICH ANY OF THE POOLED PROPERTIES IS LOCATED. BORROWER IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE AFORESAID STATE AND FEDERAL COURTS, AND IRREVOCABLY WAIVES ANY PRESENT OR FUTURE OBJECTION TO VENUE IN ANY SUCH COURT, AND ANY PRESENT OR FUTURE CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM, IN CONNECTION WITH ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNIFICATION AGREEMENTS.

Section 8.15 Exculpation. Subject to the terms of the next succeeding paragraph and notwithstanding anything to the contrary otherwise contained in the Note, but without in any way releasing, impairing or otherwise affecting this Agreement, the Note or any of the other Loan Documents

(including without limitation any guaranties or indemnification agreements), or the validity hereof or thereof, or the lien of the Mortgage, it is agreed that Lender’s source of satisfaction of the Indebtedness (as that term is defined in the Note) and Borrower’s other obligations hereunder and under the Loan Documents is limited to (a) the Property and proceeds thereof, (b) rents, income, issues, proceeds and profits arising out of the Property, and (c) any separate guaranty or indemnification agreements guarantying or indemnifying Lender with respect to the payment of any amounts due hereunder and under the Loan Documents and/or Borrower’s performance hereunder and under the Loan Documents; provided, however, that nothing herein contained shall be deemed to be a release or impairment of said Indebtedness or the security therefor intended by the Mortgage, or be deemed to preclude Lender from foreclosing the Mortgage or from enforcing any of Lender’s rights or remedies in law or in equity thereunder, or in any way or manner affecting Lender’s rights and privileges under any of the Loan Documents or any separate guaranty or indemnification agreements guarantying Borrower’s payment and/or performance hereunder and/or under the Loan Documents.

NOTWITHSTANDING THE FOREGOING LIMITATION OF LIABILITY PROVISION, OR ANYTHING IN THE NOTE TO THE CONTRARY, BORROWER SHALL PAY, AND THERE SHALL AT NO TIME BE ANY LIMITATION ON BORROWER’S PERSONAL LIABILITY FOR THE PAYMENT TO LENDER OF:

(a) the application of rents, security deposits, or other income, issues, profits, and revenues derived from the Property after the occurrence of an Event of Default to anything other than (a) normal and necessary operating expenses of the Property or (b) the Indebtedness evidenced by the Note. It is understood that any rents collected more than one month in advance as of the time of the Event of Default shall be considered to have been collected after the Event of Default;

(b) any loss, cost or damages actually incurred by Lender arising out of or in connection with fraud or material misrepresentations to Lender by Borrower (or by any of its general partners, officers, shareholders, members, or their employees, if applicable);

(c) any loss, cost or damages actually incurred by Lender arising out of or in connection with Borrower’s use or misapplication of (a) any proceeds paid under any insurance policies by reason of damage, loss or destruction to any portion of the Property, or (b) proceeds or awards resulting from the condemnation or other taking in lieu of condemnation of any portion of the Property, for purposes other than those set forth in the Mortgage;

(d) any loss, cost or damages actually incurred by Lender arising out of or in connection with any waste of the Property or any portion thereof and all reasonable costs incurred by Lender in order to protect the Property (for purposes of this subparagraph, the term “waste” means the commission of acts leading to permanent injury to the remainder or reversion or failure to exercise the ordinary care of a prudent person for the preservation of the Property);

(e) any taxes, assessments and insurance premiums for which Borrower is liable under the Note, the Mortgage or any of the other Loan Documents and which are paid by Lender (but not the proportionate amount of any such taxes, assessments and insurance premiums which accrue following the date of foreclosure (plus any applicable redemption period) or acceptance of a deed in lieu of foreclosure);

(f) any loss, costs or damages actually incurred by Lender arising out of or in connection with the breach of Borrower’s covenants, obligations and liabilities contained in Paragraph 31 of the Mortgage and under the Environmental Indemnification Agreement;

(g) any loss, cost or damages actually incurred by Lender to Lender arising out of or in connection with any construction lien, mechanic’s lien, materialman’s lien or similar lien against the Property arising out of acts or omissions of Borrower, subject to Borrower’s right to contest pursuant to the Loan Documents;

(h) the total Indebtedness (as that term is defined in the Note) in the event that Borrower or Industrial Income Operating Partnership LP, a Delaware limited partnership, voluntarily files a petition in bankruptcy or commences a case or insolvency proceeding under any provision or chapter of the Federal Bankruptcy Code;

(i) any loss, costs or damage, resulting from any act of Borrower or its general partners, members, shareholders, officers, directors, beneficiaries, and/or trustees to obstruct, delay or impede (a “Delay”) Lender from exercising any of its rights or remedies under the Loan Documents upon the occurrence of a voluntary bankruptcy proceeding or a monetary default provided Lender agrees that the interposition by Borrower of a valid and meritious defense to Lender’s monetary suit for a payment under the Loan Documents (other than principal and interest due under the Note) shall not constitute a Delay;

(j) the total Indebtedness (as that term is defined in the Note) and the Loan Documents in the event that (a) Borrower makes an unpermitted transfer of an interest in the Borrower or in the Property without the prior written approval of Lender, or (b) Borrower makes an unpermitted encumbrance on the Property or the holder of an ownership interest in Borrower encumbers such interest, without the prior written approval of Lender; and

(k) all costs and fees, including without limitation reasonable attorney fees and costs, incurred by Lender in the enforcement of subparagraphs (a) through (j) above.

With the exception of those items of liability specifically set forth in items (a) through (k) above, the lien of any judgment against Borrower in any proceeding instituted on, under or in connection with the Note shall not extend to any property now or hereafter owned by Borrower other than the interest of the Borrower in the Property and the other security for the payment of the Note.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY US CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY LENDER TO BE ENFORCEABLE.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered on their behalf as of the date first above stated.

IIT PORTLAND PORTFOLIO – AIRPORT CENTER LLC, a Delaware limited liability company

By:	IIT Real Estate Holdco LLC, a Delaware limited liability company, Sole Member

	By:	/s/ Thomas G. McGonagle
	Name:	Thomas G. McGonagle
	Title:	Authorized Signatory

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PRECEDING PAGE]

LENDER:

ING USA ANNUITY AND LIFE INSURANCE COMPANY, an Iowa corporation

By:	ING Investment Management LLC, as Authorized Agent

	By:	/s/ Daniel M. Siegenthaler
	Name:	Daniel M. Siegenthaler
	Title:	Vice President

EXHIBIT “A”

IDENTIFICATION OF THE PROPERTY

PROPERTY	LOAN AMOUNT

Subgroup 3: 1. Airport Center I a. 5835 NE 122nd Avenue b. 12130 Ainsworth Circle 3. Airport Center II c. 5509 NE 122nd Avenue d. 5541 NE 122nd Avenue Subgroup 4: 2. 5962 - 5964 NE 87th Avenue	$3,537,960

EXHIBIT “B”

SCHEDULE OF AFFILIATE PROPERTIES

Affiliate Entity: IIT Bell Gardens Portfolio I LP	LOAN AMOUNT
Subgroup 5: 5. 8429 & 8433 Eastern Avenue, Bell Gardens, CA 8435 Eastern Avenue, Bell Gardens, CA 8457 Eastern Avenue, Bell Gardens, CA	$9,350,000

Affiliate Entity: IIT Portland Portfolio – Airport Park LLC	LOAN AMOUNT
Subgroup 1: 1. Airport Park a. 6105-6113 NE 92nd Drive b. 6035 NE 92nd Drive c. 6031 NE 92nd Drive d. 6221-6241 NE 92nd Drive 3. Airport Park West a. 8727 NE Marx Drive b. 8911 NE Marx Drive c. 8933 NE Marx Drive Subgroup 2: 4. Ainsworth Avenue (Johnstone HQ) –11632 NE Ainsworth Circle	$13,712,040